Exhibit 5.5

                                  FEE SCHEDULE
TO THE
                         INVESTMENT ADVISORY AGREEMENT
                                    Between
                              LKCM FUND ("Trust")
                                      and
             LUTHER KING CAPITAL MANAGEMENT CORPORATION ("Adviser")
                       which is Dated as of June 21, 1994

        1. For the services provided and the expenses assumed pursuant to the captioned Investment Advisory Agreement, the LKCM Fixed Income Fund of the Trust (the "Fund") will pay the Adviser a fee, computed by applying a quarterly rate, equal on an annual basis to 0.50% of the Fund's average daily net assets for the quarter.

        2. This Fee Schedule shall be attached to and made a part of the captioned Investment Advisory Agreement and is subject to all of its terms and conditions.

        IN WITNESS WHEREOF, the parties hereto have caused the Fee Schedule to be executed by their designated officers as of December 30, 1997.



                        LKCM FIXED INCOME FUND


                        By:  /s/ Jacqui Brownfield
                             ---------------------


                        LUTHER KING CAPITAL MANAGEMENT CORPORATION

                        By:  /s/ Luther King
                             ---------------------


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